AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOUTHWESTERN ENERGY COMPANY

Southwestern Energy Company, a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1.

The name of this corporation is Southwestern Energy Company. The original Certificate of Incorporation was filed on February 22, 2006. The original name of the Corporation was Southwestern Energy Company.

2.

This Amended and Restated Certificate of Incorporation, which was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, restates and amends the original Certificate of Incorporation to read in its entirety as follows:

FIRST:   The name of the Corporation is Southwestern Energy Company (the “Corporation”).

SECOND:   The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:   (a)  Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,260,000,000 shares of capital stock, consisting of (i) 1,250,000,000 shares of common stock, $0.01 par value (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b)

No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

(c)

No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(d)

Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; provided, however, that no shares of any series of Preferred Stock shall be issued without the approval of the Company’s shareholders if (A) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of the Company’s Common Stock or (B) the shares of such series would be convertible into a materially disproportionate number of shares of Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of Common Stock at the time of such issuance.

FIFTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)

The number of directors of the Company shall be fixed by the bylaws and may be increased or decreased from time to time in the manner specified therein; provided, however, that the number of directors shall not be less than three. Election of directors need not be by ballot.

(c)

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)

Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. If the vacancy arose from an increase in the number of directors, the newly elected director will hold office until the next annual meeting or until his or her successor shall be elected and shall qualify. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

(e)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the Board of Directors or the stockholders; provided, however, that no Bylaws hereafter adopted by the Board of Directors or the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH:   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:   The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH:   [Intentionally Left Blank]

NINTH:   Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH:   Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may only be called by (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Secretary, (iv) the Board of Directors or (v) holders of twenty-five percent (25%) or more of the voting shares of the Corporation.

ELEVENTH:   Unless otherwise required by law, stockholders shall be permitted to act by written consent in lieu of a meeting if the consent is signed by the number of stockholders necessary to authorize such action at a meeting where all shares entitled to vote thereon were present and voted; provided, however, that if the stockholder action is on a proposal that would have the effect of increasing the Corporation’s capital stock or indebtedness, such action may only be taken by written consent without a meeting upon the unanimous consent of all the Corporation’s shareholders.

TWELFTH:   In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

THIRTEENTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s Bylaws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

I, THE UNDERSIGNED, being a duly authorized officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of May, 2010.

/s/ MARK K. BOLING

MARK K. BOLING

Secretary

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